EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS

OF

GLOBALTECH CORPORATION

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

CONVERTIBLE SERIES A PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), GlobalTech Corporation, a corporation organized and existing under the laws of the state of Nevada (the “Corporation”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended and restated, of the Corporation (the “Articles of Incorporation”), and pursuant to Section 78.1955 of the NRS, the Board of Directors, by unanimous written consent of all members of the Board of Directors on November 19, 2025, duly adopted a resolution providing for the issuance of a series of Ninety-Two Thousand (92,000) shares of Convertible Series A Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Articles of Incorporation of the Corporation and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.0001 per share, of the Corporation be, and it hereby are, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the designation of “Convertible Series A Preferred Stock”; and

FURTHER RESOLVED, that the Convertible Series A Preferred Stock shall consist of Ninety-Two Thousand (92,000) shares; and

FURTHER RESOLVED, that the Convertible Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designations (the “Designation” or the “Certificate of Designations”) below.

The Convertible Series A Preferred Stock is sometimes referred to in this Certificate of Designations as the “Series A Preferred Stock”.

CERTAIN CAPITALIZED TERMS USED BELOW ARE DEFINED IN SECTION 20.

1. Ranking. The Series A Preferred Stock shall, with respect to rights upon a Liquidation Event (as defined in Section 3), and subject to the protective provisions set forth in Section 7 hereof, rank:

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1.1 on parity with each other class or series of Capital Stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks senior to, the shares of Series A Preferred Stock with respect to rights upon a Liquidation Event, including the shares of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”) (all such Capital Stock, including the Common Stock, collectively, the “Junior Stock”);

1.2 on a parity basis with each other class or series of Capital Stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (all such Capital Stock collectively, the “Parity Stock”); and

1.3 junior to each other class or series of Capital Stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the shares of Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (all such Capital Stock collectively, the “Senior Stock”).

The Series A Preferred Stock shall, with respect to rights upon a Liquidation Event, rank junior to any and all existing or future claims in respect of Indebtedness of the Corporation or any of its Subsidiaries.

2. Dividends.

2.1 Dividends in General. The Series A Preferred Stock shall not accrue any dividends and shall not participate in any dividends.

3. Liquidation Rights.

3.1 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Corporation, subject to the rights of any class or series of Senior Stock and before any distribution or payment shall be made to any holder of any Junior Stock, and subject to Section 3.2, each Holder shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preferred Stock equal to the greater of: (x) the Stated Value; and (y) the total amount of consideration that would have been payable on such Share upon a Liquidation Event, had such Share been converted into Common Stock pursuant to Section 4, below, immediately prior to such Liquidation Event (as applicable, the “Liquidation Preference”). No Holder shall (i) be entitled to any payment in respect of its shares of Series A Preferred Stock in the event of any Liquidation Event other than payment of the Liquidation Preference expressly provided for in this Section 3.1, or (ii) have any further right or claim to any of the Corporation’s remaining assets, including any right or claim to participate in the receipt of any payment on Junior Stock in connection therewith (except as provided in (y) above).

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3.2 Insufficient Assets. If, in connection with any liquidating distribution pursuant to Section 3.1, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the applicable Liquidation Preference payable on the shares of Series A Preferred Stock and the corresponding liquidating distributions payable on the shares of Parity Stock, if any, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective aggregate liquidating distributions that would be payable on all such shares if all amounts payable thereon were paid in full.

3.3 Remaining Assets. After the payment to the Holders of Series A Preferred Stock of the full preferential amounts specified above in Section 3.1, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed to the holders of the Junior Stock and then to the holders of Common Stock, pursuant to the terms of such securities, Nevada law, and/or the governing documents of the Corporation, as applicable.

3.4 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to its shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors.

3.5 Notice. In the event of any Liquidation Event, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any shareholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of Shares of such material change.

4. Conversion. The Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Holder Conversion.

(a) Each Share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof (an “Option Conversion”), at any time during the Optional Conversion Period, at the office of the Corporation or any Transfer Agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing (i) the Stated Value for the applicable Share of Series A Preferred Stock, by (ii) the Optional Conversion Price (such shares of Common Stock issuable upon an Option Conversion, the “Option Conversion Shares”). In order to effectuate the Option Conversion under this Section 4.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three (3) Business Days from the date the Notice of Conversion is actually received by the Corporation. The “Option Conversion Date” means the date on which such Holder complies with the procedures set forth in Section 4.1(b) (including the submission of the Notice of Conversion to the Corporation of its election to convert) and Section 4.1(d).

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(b) Mechanics of Option Conversion. In order to effect an Option Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (Attn: Dana F. Green, 3550 Barron Way Suite 13a, Reno, NV 89511, Email: d.green@globaltechcorporation.com), or such other address as the Corporation shall notify the Holders of at least ten (10) Business Days prior to the effective date of such change in record address, or any other Transfer Agent authorized to serve as transfer agent and registrar of the Series A Preferred Stock, with a copy to (which shall not constitute notice) The Loev Law Firm, PC, Attn: David M. Loev, Esq., 6300 West Loop South, Suite 280, Bellaire, Texas 77401, Fax: (713) 524-4122, Email: dloev@loevlaw.com). Upon receipt by the Corporation (or the Transfer Agent) of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Option Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above within three Business Days of delivering the fully executed Notice of Conversion, if any. The Corporation (or the Transfer Agent) shall not be obligated to issue shares of Common Stock upon an Option Conversion if the Shares so converted have been evidenced by a Preferred Stock Certificate, unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 12, below have been previously received by the Corporation or its Transfer Agent, in the event any Preferred Stock Certificates were issued in connection with the applicable Shares converted. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever reasonable documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation (or the Transfer Agent) within three (3) Business Days of delivering the Notice of Conversion. Unless the Option Conversion Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation (or the Transfer Agent) in its sole discretion, such shares shall be issued as Restricted Shares.

(c) Delivery of Common Stock upon Option Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the third Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 4.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials, to the extent the Shares so converted are evidenced by Preferred Stock Certificates) (the “Delivery Period”), issue and deliver (i) (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) an ownership notice showing a certificate representing the Option Conversion Shares and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any; or (ii) if the Shares are held in book-entry, non-certificated format, notice and confirmation of the issuance in book-entry format of the Option Conversion Shares and the remaining number of Series A Preferred Stock shares held by the Holder.

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(d) Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 12 below), to the extent such converted shares of Series A Preferred Stock were originally issued in certificated form, by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion.

4.2 Automatic Conversion.

(a) Each share of Preferred Stock, shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock on the Automatic Conversion Date, by dividing the Stated Value of such share of Series A Preferred Stock, by the applicable Automatic Conversion Price (a “Automatic Conversion” and together with an Optional Conversion, a “Conversion”).

(b) Following an Automatic Conversion, the Corporation shall within three (3) Business Days, notify each Holder that an Automatic Conversion has occurred, at the address of each Holder which the Corporation then has on record (a “Automatic Conversion Notice”), provided that the Corporation is not required to receive any confirmation that such Automatic Conversion Notice was received by Holder, but instead assuming such Automatic Conversion Notice was sent to the address which the Corporation then has on record for such Holder, the Automatic Conversion Notice shall be treated as received by the Holder for all purposes on the third (3rd) Business Day following the date such notice was sent by the Corporation (the “Automatic Conversion Notice Reception Date”). Within ten (10) Business Days following the Automatic Conversion Notice Reception Date, the Corporation shall pay each Holder the total amount of accrued and unpaid Dividends on such Preferred Stock, if any (the “Automatic Conversion Dividends”), and issue to each Holder all shares of Common Stock which such Holder is due in connection with the Automatic Conversion (the “Automatic Conversion Shares”, and together with the Optional Conversion Shares, the “Conversion Shares”) and promptly deliver such Automatic Conversion Shares to the address of Holder which the Corporation then has on record (“Delivery”). The Automatic Conversion Shares issuable in connection with an Automatic Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Holder provides a valid opinion from an attorney stating that such Automatic Conversion Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Automatic Conversion Shares, such Automatic Conversion Shares shall be issued as Restricted Shares.

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(c) The issuance and Delivery by the Corporation of the Automatic Conversion Shares shall fully discharge the Corporation from any and all further obligations under the Preferred Stock and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Preferred Stock and Preferred Stock Certificates held by Holder or his, her or its assigns and shall upon the payment of the Automatic Conversion Dividends, fully discharge any and all requirement for the Corporation to pay such Dividends, which Preferred Stock shall cease accruing Dividends upon an Automatic Conversion.

(d) The Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Automatic Conversion Shares to reflect the cancellation of the Preferred Stock subject to the Automatic Conversion, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Designation and the acceptance of the Preferred Stock, each Holder hereby agrees to release the Corporation and the Corporation’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Preferred Stock following an Automatic Conversion, regardless of the return to the Corporation or the Transfer Agent of any certificates representing such Preferred Stock, which as stated above, shall be automatically cancelled upon the issuance of such Automatic Conversion Shares (a “Cancellation”).

(e) Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates and/or Shares hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

(f) In the event that the Delivery of any Automatic Conversion Shares is unsuccessful and/or any Holder fails to accept such Automatic Conversion Shares, such Automatic Conversion Shares shall be held by the Corporation and/or the Transfer Agent in trust and shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is the legal owner of such Automatic Conversion Shares, provided that the Holder’s failure to accept such Automatic Conversion Shares and/or the Corporation’s inability to Deliver such shares shall in no event effect the validity of the Cancellation.

4.3 The Automatic Conversion Right shall supersede and take priority over the Holder’s Optional Conversion Right in the event that there are any conflicts between such rights.

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4.4 Fractional Shares. If any Conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted), then such fractional share shall be rounded up to the nearest whole share of Common Stock. In the event multiple Conversions would result in the Holder being issued an unequitable number of shares of Common Stock due to rounding, the Corporation reserves the right to keep an accounting of the fractional shares of Common Stock due and aggregate multiple fractional shares into whole shares prior to issuance to the Holder.

4.5 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series A Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

4.6 No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the Holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the Board, provided that such amendment will not prohibit the Corporation from having sufficient authorized shares of Common Stock to permit conversion hereunder.

4.7 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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4.8 Retirement of Reacquired Shares. Any shares of Series A Preferred Stock converted into shares of Common Stock as contemplated herein shall be retired and canceled promptly after the acquisition thereof.

4.9 Preferred Share Register. The Corporation (or any duly appointed Transfer Agent) shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of shares of Series A Preferred Stock), a register for Series A Preferred Stock, in which the Corporation shall record the name and address of the Persons in whose name Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

5. Adjustments for Recapitalizations.

5.1 Equitable Adjustments for Recapitalizations. (a) The Stated Value (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Price (as applicable) (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of Directors determines in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall each be subject to equitable adjustment as provided in Sections 5.2 through 5.3, below, as determined by the Board of Directors in their sole and reasonable discretion.

5.2 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series A Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board of Directors. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series A Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board of Directors.

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5.3 Adjustments for Subdivisions or Combinations of Series A Preferred Stock. In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board of Directors. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board of Directors. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 5.2) and any series of Series A Preferred Stock (as provided under Section 5.3) shall only be to affect the equitable adjustable provisions hereof once.

5.4 Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon Conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon Conversion of such Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

5.5 Other Adjustments. The Board of Directors shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Common Stock Adjustable Provisions, Preferred Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors determine in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

5.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

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6. Voting.

6.1 General. The Series A Preferred Stock shall not have any voting rights, including, but not limited to any series voting rights, except as explicitly set forth in Section 6.2 and under Section 7, below.

6.2 Amendments to This Designation. This Designation may be amended with the consent of the Board of Directors and a Simple Majority, and no amendment hereof shall require the vote or approval of any other shareholders of the Corporation, including, but not limited to Common Stock holders or any holders of any other series of Preferred Stock of the Corporation.

7. Protective Provisions.

7.1 For so long as any Series A Preferred Stock Shares are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock of the Corporation;

(b) Adopt or authorize any new designation of any Preferred Stock or Capital Stock or amend the Articles of Incorporation of the Corporation in a manner which (i) provides any holder of Common Stock or Preferred Stock any rights upon a liquidation of the Corporation which are prior and superior to those of the Holders of the Series A Preferred Stock as set forth herein; or (ii) adversely affects the rights, preferences and privileges of the Series A Preferred Stock (provided that no (1) increase in the number of authorized shares of Common Stock or Preferred Stock of the Corporation; or (2) designation of a new series of Preferred Stock of the Corporation which has rights junior or pari passu (except in the event of a Liquidation Event, in which case the rights of the Series A Preferred Stock shall be senior) to the Series A Preferred Stock shall be deemed to adversely affect the rights, preferences and privileges of the Series A Preferred Stock);

(c) Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series A Preferred Stock;

(d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series; or

(e) Issue any shares of Series A Preferred Stock, except pursuant to the terms of the Exchange Agreement.

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Notwithstanding the above, the number of authorized shares of the Common Stock or Preferred Stock of the Corporation (or any other designations of Preferred Stock of the Corporation other than the Series A Preferred Stock) may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of the NRS, and no vote of the holders of any of the Common Stock or Series A Preferred Stock voting separately as a class shall be required therefor.

8. Redemption. The Shares shall not have any redemption rights.

9. Notices.

9.1 In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Attn: Dana F. Green, 3550 Barron Way Suite 13a, Reno, NV 89511, Email: d.green@globaltechcorporation.com, or such other address as the Corporation shall notify the Holders of at least ten (10) Business Days prior to the effective date of such change in record address, with a copy to (which shall not constitute notice), The Loev Law Firm, PC, Attn: David M. Loev, 6300 West Loop South, Suite 280, Bellaire, Texas 77401, Fax: (713) 524-4122, Email: dloev@loevlaw.com, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

9.2 Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(b) to voluntarily liquidate or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series A Preferred Stock at least ten (10) Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (a) and (b) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such Holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

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The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Simple Majority, voting together as a single class.

10. No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such shareholder.

11. Reports. The Corporation shall mail to all holders of Series A Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

12. Uncertificated Shares; Certificated Shares; Lost Certificates.

12.1 Uncertificated Shares. Unless otherwise requested in writing by a Holder to the Corporation, the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and Nevada law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof an ownership notice setting forth such information regarding the securities of the Corporation held by the Holder as is required by Nevada law.

12.2 Replacement Preferred Stock Certificates. In the event that a Holder requests certificated shares, and any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series A Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series A Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series A Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

13. No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series A Preferred Stock shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.

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14. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation means United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” means calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

15. Headings. The headings of the paragraphs of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

16. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A Preferred Stock as the absolute owner of such share of Series A Preferred Stock for the purpose of making any payment and settling any conversion or redemption of such share of Series A Preferred Stock and for all other purposes under this Certificate of Designation, and the Corporation shall not be affected by any notice to the contrary; provided that, to the fullest extent permitted by applicable law, (i) no Person that has received any share of Series A Preferred Stock in violation of the Stockholders’ Agreement shall be deemed a record holder of any share of Series A Preferred Stock, (ii) the Transfer Agent, Registrar, Paying Agent and Conversion Agent, as applicable, shall not, unless otherwise directed by the Corporation, recognize any such Person as a record holder of such share of Series A Preferred Stock, and (iii) the Person in whose name such share of Series A Preferred Stock was registered immediately prior to such transfer shall remain the record holder of such share of Series A Preferred Stock.

17. Severability. If any term of this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless expressed stated herein.

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18. Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and any share of Common Stock issued upon the conversion of any share of Series A Preferred Stock) shall be subject to withholding and backup withholding of taxes to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders to the extent timely paid by the Corporation or the Transfer Agent to the appropriate taxing authority.

19. Transfer Restrictions. The Shares shall not be Transferred by any Initial Holder. “Transfer” means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise. In furtherance of the foregoing, the Corporation and its Transfer Agent are hereby authorized (i) to decline to make any Transfer of Shares if such Transfer would constitute a violation or breach of this Section 19; and (ii) to imprint on any certificate representing Shares (and/or any book-entry statement) with a legend describing the restrictions contained herein, as described below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION OF SUCH SERIES A CONVERTIBLE PREFERRED STOCK. THESE SHARES MAY NOT BE SOLD, EXCEPT IN COMPLIANCE WITH THAT CERTIFICATE OF DESIGNATION.

Any attempted transfer in violation of the terms of this Section 19 shall be void ab initio.

20. Miscellaneous.

20.1 Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series A Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

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20.2 Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

20.3 Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of a Simple Majority, together with the approval of the Board of Directors, as described in Section 6.2.

20.4 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

20.5 No Other Rights. Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designation, preferences or other special rights, other than those specifically set forth in this Designation.

21. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

21.1 “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any governmental authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such governmental authority), as interpreted and enforced at the time in question, including, but not limited to the NRS.

21.2 “Automatic Conversion Date” means the earlier of (a) the Uplisting Date, or (b) the last day of the Optional Conversion Period.

21.3 “Automatic Conversion Price” means for (1) an Automatic Conversion occurring on the Uplisting Date, (a) the Opening Sales Price on the Uplisting Date of the Common Stock on the applicable Exchange, multiplied by (b) 0.80; and (2) for an Automatic Conversion occurring on the last day of the Optional Conversion Period, the greater of (x)(a) the Opening Sales Price on the Uplisting Date of the Common Stock on the applicable Exchange, multiplied by (b) 0.80; and (y) $2.50, each as equitably adjusted, as applicable pursuant to Section 5.

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21.4 “Board” or “Board of Directors” means the Board of Directors of the Corporation.

21.5 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the city in which the Corporation has its principal place of business.

21.6 “Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by the Corporation, including the Common Stock and the Corporation’s preferred stock, par value $0.0001 per share.

21.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

21.8 “Common Stock” means the common stock, $0.0001 par value per share of the Corporation.

21.9 “Conversion Price” means the Automatic Conversion Price or Optional Conversion Price, as applicable, as equitably adjusted, as applicable pursuant to Section 5.

21.6 “Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than repurchases of Common Stock (or securities convertible into Common Stock) approved by the Corporation’s Board.

21.7 “Exchange” means either (a) The Nasdaq Capital Market; (b) Nasdaq Global Market; or (c) NYSE American.

21.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

21.9 “Exchange Agreement” means that certain share exchange agreement entered into between the Initial Holders, 123 Investments Limited, a private limited company registered under the laws of England and Wales and the Corporation, as such may be further amended, restated, modified and changed, pursuant to which the Initial Holders received shares of Series A Preferred Stock.

21.10 “Holder” means the Person in which the Series A Preferred Stock is registered on the books of the Corporation, which shall initially be the Initial Holders, and shall thereafter, shall be permitted and legal assigns which the Corporation is notified of by the Holders and have consented to such transfers in writing, which consent shall not be unreasonably withheld, conditioned or delayed, which Holders shall provide a valid legal opinion in connection therewith to the Corporation and to whom such Series A Preferred Stock Shares are legally transferred.

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21.11 “Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money.

21.12 “Initial Holders” means the initial holders of the Series A Preferred Stock of the Corporation.

21.13 “Opening Sales Price” means the initial sales price of the Common Stock on the Exchange as reported by NASDAQ.com (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to a Simple Majority of the Holders if NASDAQ.com is not then reporting closing sales prices the Common Stock) (collectively, “NASDAQ.com”), or if the foregoing does not apply, the initial reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by NASDAQ.com, or, if no such price is reported for such security by NASDAQ.com, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date that was a Trading Day. If the Opening Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Opening Sales Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors.

21.14 “Optional Conversion Date” means March 31, 2026, unless as of such March 31, 2026 date, an application for the uplisting of the Common Stock on an Exchange is pending with the Exchange, in which case the Option Conversion Date shall be June 1, 2026, unless the Uplisting Date has occurred prior to such date, in which case there shall be no Optional Conversion Date.

21.15 “Optional Conversion Price” means the greater of (x)(a) the initial sales price on the Optional Conversion Date of the Common Stock on the applicable Exchange multiplied by (b) 0.80; and (y) $2.00, as equitably adjusted, as applicable pursuant to Section 5.

21.16 “Optional Conversion Period” means the period from the Optional Conversion Date to the date which falls sixty (60) days thereafter.

21.17 “Original Issue Date” means the date on which each applicable Share of Series A Preferred Stock is originally issued.

21.18 “Preferred Stock” means all shares of the Corporation’s issued and outstanding preferred stock.

21.19 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

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21.20 “Principal Market” shall mean (A) the Exchange, or (B) in the event that the shares of Common Stock are not listed or quoted on the Exchange, the principal United States or foreign national securities exchange on which the shares of Common Stock are so listed or quoted, or if the shares of Common Stock are not so listed or quoted on a United States or foreign national securities exchange, the OTCQX Market, or if the Common Stock is not quoted on the OTCQX Market, the OTCQB Market, or if the Common Stock is not quoted on the OTCQB Market, the OTC Pink Market, as applicable.

21.21 “Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series A Preferred Stock shares.

21.22 “Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 5.2 through 5.4.

21.23 “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

21.24 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

21.25 “Shares” shall mean issued and outstanding shares of Series A Preferred Stock.

21.26 “Simple Majority” means the holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock.

21.27 “Stated Value” is $100 per Share, as adjusted for Recapitalizations.

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21.28 “Trading Day” means a day on which the Common Stock (a) is listed or quoted and traded on a Principal Market, or (b) if the Common Stock is not then listed or quoted and traded on a Principal Market, then a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTCQX market maintained by OTC Market Group, Inc., or (c) if the Common Stock is not then listed or quoted and traded on the OTCQX market, then a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTCQB market maintained by OTC Market Group, Inc., or (d) if the Common Stock is not then reported by the OTCQB market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” maintained by OTC Market Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b), (c) or (d) hereof, then Trading Day means a Business Day.

21.29 “Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series A Preferred Stock, but at the option of the Corporation from time to time, may also mean any transfer agent which the Corporation may use for its Series A Preferred Stock.

21.30 “Uplisting Date” means the date that the Corporation’s Common Stock is approved for listing on, and commences trading on, an Exchange.

——————————————————————————

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Corporation has unanimously approved and caused this “Certificate of Designation of GlobalTech Corporation Establishing the Designations, Preferences, Limitations and Relative Rights of Its Convertible Series A Preferred Stock , ” to be duly executed and approved as of November 24, 2025.

GlobalTech Corporation

/s/ Dana F. Green
Dana F. Green
Chief Executive Officer

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Exhibit A

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series A Convertible Preferred Stock of GlobalTech Corporation, a Nevada corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designations of GlobalTech Corporation Establishing the Designations, Preferences, Limitations and Relative Rights of Its Convertible Series A Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on November 19, 2025.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:

Number of Preferred Shares Held by Holder:

Amount Being Converted Hereby:

Conversion Price:__________________

Common Stock Shares Due:

Preferred Shares of this Series Held After Conversion:

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, they shall be issued in the following name and to the following address:

________________________________________________________________________

________________________________________________________________________

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

_______________________________________ (Print Name of Holder) By/Sign: _______________________________ Print Name: ____________________________ Print Title: _____________________________